UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

ASA (BERMUDA) LIMITED

(Name of Registrant as Specified In Its Charter)

HBK Investments L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HBK Investments L.P. (“HBK”) is sending a letter to ASA (Bermuda) Limited (“ASA”), which letter is attached hereto as Exhibit A, and is sending a letter to certain ASA shareholders, which letter is attached hereto as Exhibit B.

HBK is recommending to ASA shareholders that they not participate in the reconvened special general meeting of ASA shareholders to be held on July 21, 2005 (the “July 21 Meeting”), and as a consequence HBK may be deemed to be engaged in a solicitation within the meaning of Regulation 14A of the Securities and Exchange Commission (“SEC”). Further, HBK may determine to solicit votes against the proposal of ASA management to expand ASA’s investment policies in connection with the July 21 Meeting or any further adjournment thereof or any subsequent meeting called to consider such a proposal, in which case HBK will file a proxy statement and accompanying proxy card with the SEC.

IN THE EVENT THAT HBK MAKES A DETERMINATION TO FILE A PROXY STATEMENT WITH THE SEC IN CONNECTION WITH THE ACTIVITIES DESCRIBED ABOVE, HBK STRONGLY ADVISES ALL ASA SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS MADE AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF FILED, WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN ANY SUCH SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT, WHEN AND IF FILED, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JON L. MOSLE, HBK INVESTMENTS L.P., AT (214) 758-6107.

Information regarding HBK and its principals and their direct and indirect beneficial ownership of ASA shares is available in the Schedule 13D/A of HBK filed with the SEC on July 5, 2005.

Exhibit A

July 13, 2005

ASA (Bermuda) Limited
11 Summer Street, 4th Floor
Buffalo, New York 14209

As of the date of this letter, HBK Investments L.P. (“HBK”) beneficially owns more than 540,000 shares of ASA Bermuda Ltd. (“ASA”), representing over 5.6% of the outstanding common stock of ASA. The shares of ASA common stock have traded at a continuous discount to net asset value since mid-2003, and nearly continuously since mid-1999. HBK believes that it is the responsibility of the management of ASA to take action to reduce this discount.

Actions designed to reduce the discount of closed-end fund shares to net asset value have become common. The directors and management of closed-end funds routinely address persistent discounts, using techniques that include public market buyback programs, large fixed distribution programs, open-ending, merger with existing open-ended funds, or liquidation. Commitments to use these techniques in the event of persistent discounts are often written into the charters of new funds. HBK believes the board and management of ASA is unusual in never having taken any action to address the discount at which the fund’s shares trade to net asset value.

HBK believes that the best strategy for ASA to address the existing discount would be to extend a series of in-kind tender offers for shares at net asset value. The initial offer should be for 50% of shares outstanding, and subsequent offers should be made semi-annually for 5% of shares outstanding. These periodic offers should continue indefinitely, except for periods in which the shares of ASA common stock trade at or above net asset value.

There are numerous direct precedents for this. The Mexico Fund, for example, initiated a series of in-kind tender offers in mid-2002 with a 100% tender and 5% semi-annual tenders to follow. The Brazil Fund and the Korea Fund have 50% in-kind tenders with 5% semi-annual tenders to follow. In all of these cases, the anticipation of the tender programs or the tender programs themselves led to a sharp decrease in each of the fund’s discount to net asset value. HBK believes that such in-kind tender offers would cause ASA to experience a similarly sharp decrease in discount, to the benefit of all shareholders.

The following analysis is based on our understanding that ASA is not a controlled foreign corporation under Section 951 of the U.S. Internal Revenue Code (“IRC”) for U.S. tax purposes. HBK believes that holders of ASA common stock will fall into one of four tax categories: those who elect mark-to-market accounting for their positions under IRC Section 1296, those who have elected qualified electing fund (QEF) status under IRC Section 1295, those who are in the excess distribution regime under IRC Section 1291, and non-U.S. taxpayers. Non-U.S. taxpayers includes both pass-through entities and foreign entities with neither direct nor indirect U.S. investors, as well as U.S. tax exempt entities for which the shares do not produce unrelated business taxable income. Generally, a tender offer at net asset value should present no U.S. tax complications for non-U.S. taxpayers and for those U.S. investors who have elected mark-to-market accounting. HBK believes that ASA’s largest shareholders fall into these two categories. A tender offer at net asset value should similarly present no complication for excess distribution regime investors who decline to

HBK Investments L.P.

350 Park Avenue

20th Floor

New York, NY 10022

DALLAS | NEW YORK | LONDON | TOKYO |

HONG KONG

participate in the tender, and these investors should benefit when selling their shares from the expected increase in the share price that would accompany the reduction in the net asset value discount. Excess distribution regime investors who tender will accelerate their tax liability under Section 1291 but reduce future IRC Section 1291 interest charge. QEF-electing investors who do not tender their shares may be forced to pay increased income taxes as a result of the tender, but these taxes would likely have been triggered by management’s announced diversification plans anyway except in the unlikely case that management diversifies through selling assets which net a loss.

HBK believes that such a program of in-kind tender offers for shares at net asset value could be easily implemented and would advance the interests of shareholders, and HBK encourages management and the directors of ASA to implement it promptly.

Sincerely,
HBK Investments L.P.

By:	/s/ Kenneth M. Hirsh
Name: Kenneth M. Hirsh
Title: Authorized Signatory

Exhibit B

July 13, 2005

Fellow shareholders in ASA (Bermuda) Limited:

Today HBK Investments L.P. (“HBK”) sent a letter to the management of ASA (Bermuda) Limited (“ASA”) requesting that they take action to address the persistent discount at which the fund’s shares trade to net asset value.

The shares of ASA have traded at a continuous discount to net asset value since mid-2003, and nearly continuously since mid-1999. The fund has also significantly underperformed both gold and South African equities for years. A graph from Bloomberg of comparative performance for the last two years appears below.

HBK believes that it is the responsibility of the management of ASA to take action to reduce this discount, and that the best strategy for ASA to address the existing discount would be to extend a series of in-kind tender offers for shares at net asset value. The initial offer should be for 50% of shares outstanding, and subsequent offers should be made semi-annually for 5% of shares outstanding. These periodic offers should continue indefinitely, except for periods in which the shares of ASA common stock trade at or above net asset value.

There are numerous direct precedents for this. The Mexico Fund, for example, initiated a series of in-kind tender offers in mid-2002 with a 100% tender and 5% semi-annual tenders to follow. The Brazil Fund and the Korea Fund have 50% in-kind tenders with 5% semi-annual tenders to follow. In all of these cases, the anticipation of the tender programs or the tender programs themselves led to a sharp decrease in each fund’s discount to net asset value. HBK believes that such in-kind tender offers would cause ASA to experience a similarly sharp decrease in discount, to the benefit of all shareholders.

Management of ASA has taken the position that their mandate should be expanded, but HBK believes that it would be foolish to expand the mandate of ASA when management is not successfully executing on its existing mandate. If they can not succeed in their area of

HBK Investments L.P.

350 Park Avenue

20th Floor

New York, NY 10022

DALLAS | NEW YORK | LONDON | TOKYO |

HONG KONG

greatest expertise, HBK believes that it would not be appropriate to let them invest elsewhere.

In discussions with management of ASA, management has further argued that taking action to reduce the discount necessarily will lead to adverse tax implications for shareholders. HBK Investments disagrees and has explained its reasoning in the attached letter to management.

HBK believes that most shareholders will benefit from these in-kind tenders, either by tendering their shares or by the expected appreciation of those shares as other investors purchase ASA shares in the market in anticipation of the tender.

Shareholders can pressure management of ASA by opposing their desired mandate changes. Management of ASA intends to bring these to a vote for the third time on July 21, 2005, and HBK believes that the most effective action that shareholders can take is not to vote at all. If holders of fewer than a majority of the outstanding ASA shares are present or represented by proxy at the reconvened July 21 shareholders meeting, management will be unable to pass its proposal to change the fund’s mandate.

In order to insure that HBK is not treated as present or represented by proxy at the July 21 meeting, HBK has obtained a legal proxy to vote its ASA shares from its nominee holder and will not attend or submit that proxy at the July 21 meeting. HBK encourages other shareholders to do the same. HBK believes that this action is preferable to voting against management.

Any shareholder who does not wish its ASA shares to be represented at the July 21 shareholders meeting should contact its broker or prime broker and request a “legal proxy” for such shares in connection with the July 21 meeting. The broker should then send you a document which will entitle you to vote your ASA shares at the meeting. So long as you do not attend the meeting or vote the ASA shares covered by the proxy, your shares will not be counted as present at the meeting. Notwithstanding the foregoing, if a proxy with respect to your ASA shares has previously been submitted in connection with the adjourned June 9 or July 7 meeting or the reconvened July 21 meeting, to insure that your shares are not treated as present at the reconvened July 21 meeting, you should additionally revoke that proxy by written instrument delivered to the Secretary, c/o ASA (Bermuda) Limited, 11 Summer Street, 4th Floor, Buffalo, NY 14209.

Sincerely,
HBK Investments L.P.
Attachment: HBK Investments L.P. letter to ASA (Bermuda) Ltd dated July 13, 2005